EXHIBIT 10.4

              ASSIGNMENT, ASSUMPTION AND INDEMNIFICATION AGREEMENT

         This Assignment, Assumption and Indemnification Agreement ("Agreement") is entered into by and among HyComp, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts ("Assignor"), Microtel International, Inc., a corporation organized under the laws of the State of Delaware ("Assignee"), XIT Corporation (formerly known as XCEL Corporation), a corporation organized under the laws of the State of New Jersey and a wholly-owned subsidiary of Assignee (the "XIT").

         WHEREAS, certain equipment and other assets of Assignor were purchased pursuant to that certain Asset Purchase Agreement by and between Assignor and HyComp Acquisition Corp., a Delaware corporation ("Acquisition Corp."), dated March 31, 1999 (the "Satcon Agreement"), which provided, among other things, that Acquisition Corp. pay Assignor a royalty (the "Royalty") of 5% of all sales made to customers of Assignor who were not also customers as of the Closing Date (as therein defined) of Acquisition Corp. for a period of 52 weeks following such Closing Date;

         WHEREAS, all of the issued and outstanding shares of common stock and other securities of Assignor owned by XIT are to be sold to a group of buyers represented by John G. Simmonds pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") entered into as of October 13, 1999, by and among Microtel, XIT, each of the persons listed in Schedule I thereto and John G. Simmonds;

         WHEREAS, Assignee wishes to acquire the Royalty from Assignor in exchange for Assignee's agreement to assume certain liabilities of Assignor; and

         WHEREAS, in order to induce the Buyers (as defined in the Stock Purchase Agreement) to enter into the Stock Purchase Agreement, Assignee has agreed to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and on the basis of the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein, and intending to be legally bound hereby, the parties agree as follows:

         1. Assignment. Assignor hereby assigns and transfers to Assignee, without recourse of any kind, all right, title and interest to and in the Royalty.

         2. Assumption. Assignee and XIT, jointly and severally, hereby undertake, assume and agree to pay, perform and discharge when due those liabilities and obligations set forth on the Assumed Liabilities and Obligations schedule attached hereto as Schedule A (the "Assumed Obligations").

         3. Indemnification. Assignee and XIT, jointly and severally, hereby agree promptly upon demand to indemnify and hold harmless Assignor and its affiliates and their respective officers, director, employees and agents against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other


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expenses for  investigating  or  defending  any actions or  threatened  actions)
reasonably incurred by such persons in connection with or arising out of each and all of the Assumed Obligations.

         4. Further Assurances. On and after the Closing Date, each party shall, from time to time at the other party's reasonable request and cost, execute such further documentation as is necessary and appropriate to effectuate the assignment, transfer and assumption of the Assumed Obligations.

         5. Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         6. Governing Law. This instrument shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice-of-law principles.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the 13th day of October, 1999.


ASSIGNOR

HYCOMP, INC.


By:/s/ Paul K. Hickey
--------------------------------
Name:    Paul K. Hickey
Title:   Chairman, President and
         Chief Executive Officer

ASSIGNEE:

MICROTEL INTERNATIONAL, INC.


By:/s/ Carmine T. Oliva
--------------------------------
Name:    Carmine T. Oliva
Title:   Chairman and
         Chief Executive Officer

XIT CORPORATION
(formerly known as XCEL CORPORATION)


By:/s/ Carmine T. Oliva
-------------------------------
Name:    Carmine T. Oliva
Title:   Chairman and
         Chief Executive Officer

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                                                                      SCHEDULE A

                       ASSUMED LIABILITIES AND OBLIGATIONS


(i) Unpaid debts, liabilities or obligations of HyComp incurred prior to the Closing of the Stock Purchase Agreement, including, without limitation, liabilities or obligations resulting or arising from either: (i) claims for personal injury, property damage, employment matters, intercompany accounts payable and notes payable to lenders; or
         (ii) non-performance of any contract, commitment or obligation imposed by law or otherwise;

(ii) Any claim by any person or other liabilities or obligations relating to: (A) the Satcon Agreement or the authorization or consummation thereof; (B) the breach of any representation, warranty, covenant, agreement or obligation of Assignee, XIT or Assignor relating to the Satcon Agreement or any documents in connection therewith; or (C) the distribution of the proceeds of the sale of assets following the consummation of the Satcon Agreement;

(iii) Any claims by any person or other liabilities or obligations relating to any preferred stock of Assignor issued and outstanding prior to the Closing of the Stock Purchase Agreement, the redemption or conversion thereof or dividends accrued in respect thereof prior to such Closing;

(iv) All taxes that may be imposed upon or assessed against Assignor or the assets thereof with respect to all taxable periods ending on or prior to the Closing of the Stock Purchase Agreement and any losses, damages, liabilities, obligations, deficiencies, costs and expenses incurred in connection therewith; and

(v) Any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Assignee or XIT in connection with the transactions contemplated by the Stock Purchase Agreement;

(vi) Any warranty claim or product liability claim relating to products manufactured or sold by HyComp prior to the Closing of the Stock Purchase Agreement; and

(vii) All other libilities arising out of the operation of the business of Assignor prior to the Closing of the Stock Purchase Agreement.


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